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                                                                   EXHIBIT 10.14


KINETICS
Building Solutions
with Safety First


                                                          Kinetics Fluid Systems
                                                        1463 Centre Pointe Drive
                                                             Milpitas, CA  95035

                                                          Telephone 408.946.3100
                                                          Facsimile 408.934.6301

August 1, 2000



Mr. Albert Ooi
Via email:

Dear Mr. Ooi,

        I am pleased to offer you the position of Corporate Vice President of Operations with Kinetic Fluid Systems. Should you accept our offer, your home office would be Milpitas, California with appropriate administrative assistance and your Manager would be Joe Foster. The purpose of this letter is to confirm with you, in writing, the specifics of your compensation, consistent with the terms set forth below. All conditions of this offer are contingent upon receipt by Human Resources of satisfactory results of the employee's pending mandatory drug test.

        THIS OFFER CANCELS AND SUPERCEDES ALL AND ANY PREVIOUS OFFER.

ESTIMATED DATE OF HIRE:     On or before August 2, 2000

COMPENSATION:               $8,076.92 bi-weekly, which equates to an annual
                            salary of $210,000.00 Employment classification is exempt.

                            In addition, you will be eligible for a $30,000.00 sign on bonus to be paid 90 days after joining Kinetics Fluid Systems.

BONUS: You will be eligible for AIP of 40%. The proposed Executive and Key Employees Incentive Plan is in design. Milestones to be determined by Senior Management.

BENEFITS:                   Health and welfare insurance, participation in
                            long-term disability and life insurance programs, and 401(k) on the first of the month following your start-date.

OPTIONS:                    Per the attached Addendum letter.

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Mr. Albert Ooi
July 31, 2000


DRUG-TESTING POLICY:        Be aware that USF/Kinetics maintains pre-employment
                            drug testing, a practice designed to prevent the hiring of individuals whose use of illegal drugs or alcohol may indicate a potential for impaired or unsafe job performance. Applicants are required to satisfactorily complete the pre-employment drug screening before their first day of work. You may not begin work for Kinetics unless and until this condition is satisfied.

VACATION:                   Two weeks annually. Please refer to the policy for
                            specific details.


Under the Company's policy, all newly hired employees will complete a ninety
(90) day introductory period. This period allows you to understand your position and its responsibilities, as well as Company procedures and expectations. This period also allows Kinetics to evaluate your performance. Upon completion of this period, an interview will be conducted with you, your supervisor, and/or Human Resources to discuss observations and evaluate your performance.

It is expressly forbidden for any element or elements of this compensation plan to be assigned or transferred by you to any other person, company, or entity of any type. The term of your employment with Kinetics is at will. This means that either you or Kinetics may terminate the employment relationship at any time, with or without cause, with or without notice. With respect to the nature of your employment relationship with Kinetics, this constitutes the full, complete, and final agreement between you and Kinetics. This agreement cannot be modified or amended unless done so in writing and signed by both you and the President, or Executive Vice President, of Kinetics.

Albert, our primary focus is to provide you with a challenging and rewarding work environment. The success of Kinetics is based on the growth and advancement of our employees. I hope that your responsibilities and the structure of this compensation are consistent with your personal and professional objectives.

In acknowledgment that this letter is consistent with your understanding and that you agree to the provisions set forth in this letter, please sign, date, and return the enclosed copy of this letter to the Human Resources Department no later than August 4, 2000.

Please sign, date, and retain the second copy for your records. In order to comply with government mandated employment eligibility requirements, on your first day of employment you must proper documentation of eligibility to work in the United States. Failure to do so will postpone your start date.

Please familiarize yourself with the provided information and forms necessary for your enrollment in Kinetics benefits and present any questions to your presenter on the day of your orientation. Should you have any further questions, feel free to contact Brian MacKinlay at (408) 934-4647.

Very truly yours,



Dan Rubin
President -- Electronics Group


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Mr. Albert Ooi
July 31, 2000


                                 ACKNOWLEDGMENT


I, the undersigned, understand and agree to the terms and conditions of employment set forth in this letter. I further understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with Kinetics, other than those expressly set forth or referenced herein.


        /s/Albert Ooi                                     8 August 2000
------------------------------------                      -------------
        Albert Ooi                                        Date



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Mr. Albert Ooi
jULY 31, 2000


KINETICS FLUID SYSTEMS
1463 Centre Pointe Drive, Milpitas, CA  95035
Telephone +1 408.946.3100  Facsimile +1 408.934.6301
www.kineticsgroup.com



August 8, 2000


Mr. Albert Ooi

Dear Albert:

This letter serves as an addendum to your offer letter.

Subject to and conditional upon the closing of USFilter's divestiture of Kinetics, as well as the final implementation of the Kinetics Equity Plank, you will be eligible to receive options to purchase 65,000 shares of stock at a strike price of three dollars ($3.00) per share upon your employment.

In addition, you will have the opportunity to invest up to $200,000.00 in private funds into Kinetics Acquisition Corporation ("KAC"), which Kinetics shall match up to 75% in loaned funds, to be used to make an additional investment. Pursuant to a promissory note pledge and security agreement (the "Note"), the loan will be secured the purchased shares of stock, and shall accrue interest at 6% per annum until fully paid. The Note shall provide, in part, that the principal and all accrued interest shall become due and payable immediately upon the occurrence of a liquidity event affecting KAC or within 30 days following the termination for any reason of your employment relationship with Kinetics.


Sincerely,

/s/ Dan Rubin

Dan Rubin
President -- Electronics Group